Exhibit 99.1

Allison Transmission Announces Fourth Quarter and Full Year 2020 Results

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Fourth Quarter 2020: Net Sales $535 million, Net Income $60 million, Diluted EPS $0.53, Adjusted EBITDA $186 million, Net Cash Provided by Operating Activities $163 million, Adjusted Free Cash Flow $128 million

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Full Year 2020: Net Sales $2,081 million, Net Income $299 million, Diluted EPS $2.62, Adjusted EBITDA $732 million, Net Cash Provided by Operating Activities $561 million, Adjusted Free Cash Flow $458 million

INDIANAPOLIS, February 17, 2020 – Allison Transmission Holdings Inc. (NYSE: ALSN), a leading designer and manufacturer of vehicle propulsion solutions for commercial and defense vehicles, today reported net sales for the fourth quarter of $535 million, a 13 percent decrease from the same period in 2019, and a $3 million increase from the third quarter of 2020, as the recovery in customer demand and the global economy that began in the third quarter continued through the end of the year.

Net income for the quarter was $60 million. Diluted EPS for the quarter was $0.53. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $186 million. Net cash provided by operating activities for the quarter was $163 million. Adjusted free cash flow, a non-GAAP financial measure, for the quarter was $128 million.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented, “As we continue to navigate this critical period, the health and well-being of Allison’s extended family remains our top priority. 2020 was an unprecedented year. Severe disruptions to the global economy as a result of the ongoing pandemic led to substantial volatility in demand and considerable supply chain constraints. Despite these challenges, Allison was able to maintain the uninterrupted delivery of our products, and the generation of earnings and positive cash flow thanks to the unrelenting commitment, dedication and resilience of Allison’s employees, customers and suppliers.”

Graziosi continued, “Aggressive cost management efforts throughout the year while continuing to fund significant investments in engineering – research and development and capital expenditures have positioned Allison to capitalize on meaningful growth opportunities that lie ahead. Also during 2020, Allison settled a total of $225 million of share repurchases, or over 5 percent of outstanding shares and completed an opportunistic refinancing of our long-term debt, resulting in an anticipated annual savings of $13 million in cash interest expense, with the earliest maturity due in 2026. Consistent with our capital allocation priorities, last week the Board of Directors approved a 12 percent increase to our quarterly dividend from $0.17 to $0.19 per share.”

Fourth Quarter Net Sales by End Market

End Market	Q4 2020 Net Sales ($M)	Q4 2019 Net Sales ($M)	% Variance
North America On-Highway	$284	$330	(14%)
North America Off-Highway	$1	$1	—
Defense	$44	$42	5%
Outside North America On-Highway	$77	$91	(15%)
Outside North America Off-Highway	$11	$18	(39%)
Service Parts, Support Equipment & Other	$118	$135	(13%)
Total Net Sales	$535	$617	(13%)

Fourth Quarter Highlights

North America On-Highway end market net sales were down 14 percent from the same period in 2019 due to the continuing effects of the pandemic, and up 1 percent on a sequential basis as the ongoing economic rebound, coupled with improving retail sales and strong year-end order activity generated improved demand for both Medium Duty and Class 8 Straight trucks.

North America Off-Highway end market net sales were flat compared to the same period in 2019 and flat sequentially, as a result of continued weakness in hydraulic fracturing activity.

Defense end market net sales were up 5 percent from the same period in 2019 and down 21 percent on a sequential basis, in both cases principally driven by the timing of demand for tracked vehicle applications.

Outside North America On-Highway end market net sales were down 15 percent from the same period in 2019 principally driven by lower demand in Asia and South America due to the continuing effects of the pandemic and up 8 percent sequentially principally driven by higher demand in Europe and Asia as a result of the ongoing global economic rebound.

Outside North America Off-Highway end market net sales were down $7 million from the same period in 2019 principally driven by lower demand in the energy sector and up $7 million on a sequential basis principally driven by improving demand in the energy, mining and construction sectors.

Service Parts, Support Equipment & Other end market net sales were down 13 percent from the same period in 2019 principally driven by lower demand for North America service parts, support equipment and aluminum die cast component volume, and down 1 percent sequentially.

Gross profit for the quarter was $253 million, a decrease of 15 percent from $298 million for the same period in 2019. Gross margin for the quarter was 47.3 percent, a decrease of 100 basis points from a gross margin of 48.3 percent for the same period in 2019. The decrease in gross profit was principally driven by lower net sales partially offset by lower manufacturing expense commensurate with decreased net sales.

Selling, general and administrative expenses for the quarter were $80 million, a decrease of $14 million from $94 million for the same period in 2019. The decrease was principally driven by lower commercial activities spending and lower intangible amortization expense.

Engineering – research and development expenses for the quarter were $40 million, a decrease of $7 million from $47 million for the same period in 2019. The decrease was principally driven by the intra-year timing of product initiatives spending.

Net income for the quarter was $60 million, a decrease of $47 million from $107 million for the same period in 2019. The decrease was principally driven by lower gross profit, $19 million in expenses related to the long-term debt refinancing in November 2020 and an $8 million favorable 2019 environmental remediation adjustment that did not reoccur in 2020 partially offset by lower selling, general and administrative expenses and the intra-year timing of product initiatives spending.

Net cash provided by operating activities was $163 million, a decrease of $39 million from $202 million for the same period in 2019. The decrease was principally driven by lower gross profit, higher operating working capital requirements and increased cash income taxes partially offset by lower commercial activities spending and the intra-year timing of product initiatives spending.

Fourth Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $186 million, a decrease of $30 million from $216 million for the same period in 2019. The decrease in Adjusted EBITDA was principally driven by lower gross profit partially offset by lower commercial activities spending and the intra-year timing of product initiatives spending.

Adjusted free cash flow for the quarter was $128 million, an increase of $7 million from $121 million for the same period in 2019. The increase was principally driven by lower capital expenditures partially offset by lower net cash provided by operating activities.

Full Year 2021 Guidance

Allison expects 2021 Net Sales in the range of $2,265 to $2,415 million, Net Income in the range of $375 to $445 million, Adjusted EBITDA in the range of $770 to $860 million, Net Cash Provided by Operating Activities in the range of $560 to $630 million, Adjusted Free Cash Flow in the range of $390 to $450 million and Capital Expenditures in the range of $170 to $180 million.

Our 2021 net sales guidance reflects higher demand in the global On-Highway and Service Parts, Support Equipment & Other end markets as a result of the ongoing global economic recovery, continued improvement in customer demand, and price increases on certain products. Our 2021 net income guidance reflects a 30% increase in engineering – research and development expenses to fund product development initiates in support of organic growth across all of our end markets.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Thursday, February 18 to discuss its fourth quarter and full year 2020 results and full year 2021 guidance. The dial-in phone number for the conference call is 1-877-425-9470 and the international dial-in number is 1-201-389-0878. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on February 18 until 11:59 p.m. ET on February 25. The replay dial-in phone number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13714906.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and medium- and heavy-tactical U.S. defense vehicles, as well as a supplier of commercial vehicle propulsion solutions, including electric hybrid and fully electric propulsion systems. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,500 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results or expected ability to re-open our facilities promptly. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: the duration and spread of the COVID-19 pandemic, including new variants of the virus and the availability and pace of distribution of vaccines, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on economic conditions, financial market volatility and our business, including but not limited to the operations of our manufacturing and other facilities, our supply chain, our distribution processes and demand for our products and the corresponding impacts to our net sales and cash flow; increases in cost, disruption of supply or shortage of raw materials or components used in our products, including as a result of the COVID-19 pandemic; risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; U.S. and foreign defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities, excluding non-recurring restructuring charges, after additions of long-lived assets.

Attachments

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Raymond Posadas

Managing Director, Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net sales	$535	$617	$2,081	$2,698
Cost of sales	282	319	1,083	1,304

Gross profit	253	298	998	1,394
Selling, general and administrative	80	94	317	356
Engineering - research and development	40	47	147	154
Environmental remediation	—	(8)	—	(8)

Operating income	133	165	534	892
Interest expense, net	(37)	(33)	(137)	(134)
Other (expense) income, net	(12)	2	(4)	10

Income before income taxes	84	134	393	768
Income tax expense	(24)	(27)	(94)	(164)

Net income	$60	$107	$299	$604

Basic earnings per share attributable to common stockholders	$0.54	$0.90	$2.62	$4.95

Diluted earnings per share attributable to common stockholders	$0.53	$0.90	$2.62	$4.91

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$310	$192
Accounts receivable, net	228	253
Inventories	181	199
Other current assets	37	42

Total Current Assets	756	686
Property, plant and equipment, net	638	616
Intangible assets, net	963	1,042
Goodwill	2,064	2,041
Other non-current assets	56	65

TOTAL ASSETS	$4,477	$4,450

LIABILITIES
Current Liabilities
Accounts payable	$157	$150
Product warranty liability	36	24
Current portion of long-term debt	6	6
Deferred revenue	34	35
Other current liabilities	140	202

Total Current Liabilities	373	417
Product warranty liability	30	28
Deferred revenue	109	104
Long-term debt	2,507	2,512
Deferred income taxes	442	387
Other non-current liabilities	260	221

TOTAL LIABILITIES	3,721	3,669
TOTAL STOCKHOLDERS’ EQUITY	756	781

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,477	$4,450

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities (a)	$163	$202	$561	$847
Net cash used for investing activities (b) (c)	(35)	(82)	(111)	(405)
Net cash used for financing activities	(72)	(81)	(335)	(480)
Effect of exchange rate changes on cash	3	1	3	(1)

Net increase (decrease) in cash and cash equivalents	59	40	118	(39)
Cash and cash equivalents at beginning of period	251	152	192	231

Cash and cash equivalents at end of period	$310	$192	$310	$192

Supplemental disclosures:
Interest paid	$63	$62	$136	$125
Income taxes paid	$13	$5	$26	$89
(a) Restructuring charges	$—	$—	$(12)	$—
(b) Additions of long-lived assets	$(35)	$(81)	$(115)	$(172)
(c) Business acquisitions	$—	$—	$4	$(232)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net income (GAAP)	$60	$107	$299	$604
plus:
Interest expense, net	37	33	137	134
Depreciation of property, plant and equipment	25	24	96	81
Income tax expense	24	27	94	164
Amortization of intangible assets	12	21	52	86
Stock-based compensation expense (a)	6	3	17	13
Restructuring charges (b)	2	—	14	—
Expenses related to long-term debt refinancing (c)	13	—	13	1
UAW Local 933 retirement incentive (d)	7	6	7	5
Unrealized loss on foreign exchange (e)	—	—	2	—
Acquisition-related earnouts (f)	—	1	1	1
Loss associated with impairment of long-lived assets (g)	—	2	—	2
Environmental remediation (h)	—	(8)	—	(8)

Adjusted EBITDA (Non-GAAP)	$186	$216	$732	$1,083

Net sales (GAAP)	$535	$617	$2,081	$2,698
Net income as a percent of net sales (GAAP)	11.2%	17.3%	14.4%	22.4%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	34.8%	35.0%	35.2%	40.1%
Net cash provided by operating activities (GAAP)	$163	$202	$561	$847
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(35)	(81)	(115)	(172)
Restructuring charges (b)	—	—	12	—

Adjusted free cash flow (Non-GAAP)	$128	$121	$458	$675

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)

Represents restructuring and pension plan settlement charges (recorded in Cost of sales, Selling, general and administrative, Engineering – research and development, and Other (expense) income, net) related to voluntary and involuntary separation programs for hourly and salaried employees in the second quarter of 2020.

(c)

Represents expenses (recorded in Other (expense) income, net) related to the redemption of Allison Transmission Inc.’s 5.0% Senior Notes due September 2024 in the fourth quarter of 2020, the refinancing of the prior term loan due 2022 and prior revolving credit facility due 2021 in the first quarter of 2019, and the repricing of the new term loan due March 2026 in the fourth quarter of 2019.

(d)

Represents charges (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(e)	Represents losses (recorded in Other (expense) income, net) on intercompany financing transactions related to investments in plant assets for our India facility.
(f)	Represents expense (recorded in Selling, general and administrative and Engineering - research and development) for earnouts related to our acquisition of Vantage Power Limited.
(g)	Represents charges (recorded in Selling, general and administrative) associated with the impairment of long-lived assets related to the production of the TC10 transmission.
(h)

Represents an environmental remediation benefit (recorded in Selling, general and administrative) related to a reduction of the liability for ongoing environmental remediation operating, monitoring and maintenance activities at our Indianapolis, Indiana manufacturing facilities.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance Year Ending December 31, 2021
	Low	High
Net Income (GAAP)	$375	$445
plus:
Depreciation and amortization	152	152
Interest expense, net	118	118
Income tax expense	108	128
Stock-based compensation expense (a)	16	16
Acquisition-related earnouts (b)	1	1

Adjusted EBITDA (Non-GAAP)	$770	$860

Net Cash Provided by Operating Activities (GAAP)	$560	$630
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-live assets	$(170)	$(180)

Adjusted Free Cash Flow (Non-GAAP)	$390	$450

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents expense (recorded in Selling, general and administrative and Engineering - research and development) for earnouts related to our acquisition of Vantage Power Limited.